NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FTI Consulting
Investors: Brian Ritchie
212-850-5600

FOR RELEASE: 7:00 AM (Eastern) February 15, 2012

CONMED Corporation Announces Fourth Quarter and Year 2011 Financial Results

-       Exceeds Operational Goals and Achieves Record Cash Flow from Operating Activities of $103.0 Million in 2011

-       Guidance raised for 2012 from forecast given in October 2011

o    Sales: Now $780 - $790 million, was $745 - $755 million

o    Adjusted EPS: Now $1.75 - $1.88, was $1.60 - $1.70

-  Conference Call to be Held at 10:00 a.m. ET Today -

Utica, New York, February 15, 2012 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the fourth quarter and full year ended December 31, 2011.

“Both the fourth quarter and the full year 2011 were outstanding operationally and from a cash flow perspective. While the GAAP earnings for the fourth quarter and 2011 year have been adversely affected by a non-cash goodwill impairment charge in the Patient Care division, adjusted earnings exceeded our forecasts for both the fourth quarter and full year 2011,” commented Mr. Joseph J. Corasanti, President and CEO. “Further, cash flow provided by operating activities reached a record level of $103.0 million in 2011, 2.4 times the adjusted net income.”

As discussed below under “Use of Non-GAAP Financial Measures,” the Company presents various non-GAAP adjusted financial measures in this release. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with generally accepted accounting principles (“GAAP”). Please refer to the attached reconciliation between GAAP and adjusted financial measures.

Financial Highlights:

Fourth Quarter 2011

•         Sales grew to $185.6 million, an increase of 0.8%.

•         Single-use products comprised 78% of total sales and grew 3.4%, while sales of capital products declined 7.5%.

•         Adjusted diluted earnings per share grew 27.8% to $0.46.

CONMED News Release Continued	Page 2 of 14	February 15, 2012

•         A non-cash goodwill impairment charge of $38.0 million net of tax in the Patient Care segment caused GAAP diluted loss per share to be $0.90 for the fourth quarter of 2011 compared to diluted earnings per share of $0.24 in the comparable quarter of 2010. Once the primary source of the Company’s revenues in the 1980’s through the mid-1990’s, the Patient Care division now comprises only approximately 9.0% of consolidated revenues.

•         Cash provided by operating activities grew 14.5% to $26.3 million.

•         Adjusted operating margin expanded 120 basis points to 10.7%.

•         GAAP operating margin was (22.4%) due to impairment charge.

Full Year 2011

•         Sales grew to $725.1 million, an increase of 1.6%.

•         Single-use products comprised 78% of total sales and grew 3.0%, while sales of capital products declined 3.2%.

•         Adjusted diluted earnings per share grew 15.4% to $1.50.

•         The non-cash goodwill impairment charge of $1.33 per share in the fourth quarter resulted in reducing full-year GAAP diluted earnings per share to $0.03 compared to $1.05 in 2010.

•         Full year cash provided by operating activities grew 53.2%, reaching a record $103.0 million, compared to adjusted cash from operating activities in 2010 of $67.2 million.

•         Adjusted operating margin expanded 110 basis points to 10.1%.

•         GAAP operating margin was 1.1% due to impairment charge.

In the fourth quarter of 2011, the Company recorded a positive income tax adjustment of $1.3 million by utilizing available foreign tax credits. This adjustment increased both full year GAAP and adjusted diluted earnings per share by $0.05 each.

International sales in the fourth quarter of 2011 were $91.3 million, representing 49.2% of total sales, and $360.5 million for the year ended December 31, 2011. Foreign currency exchange rates were approximately the same in the fourth quarter of 2011 compared to rates in the fourth quarter of 2010. For the year, currency rates led to an increase in sales of $6.5 million compared to 2010 rates.

Cash provided by operating activities was more than double adjusted net income in the fourth quarter of 2011 and amounted to $26.3 million, or 14.2% of sales. The cash was used to repay debt. Substantially all of the 2.5% Convertible Notes were redeemed in November 2011 using cash on hand and borrowings under the Company’s senior credit facility. For the 2011 year, cash from operating activities amounted to $103.0 million, or 14.2% of sales. Free cash flow for 2011 was a record $85.4 million compared to $52.5 million in 2010 (free cash flow is a non-GAAP financial measurement – see attached calculation).

Outlook

Mr. Corasanti added, “We look forward to 2012 with continued optimism, particularly in light of our recently announced association with the Musculoskeletal Research Foundation (MTF) for sports medicine applications. In January 2012, we disclosed that this arrangement would be accretive to 2012 EPS by $0.15 - $0.18. As a result, we have increased our initial full year 2012 earnings guidance, provided in October 2011, from $1.60 - $1.70 per diluted share on an adjusted basis, to $1.75 - $1.88. This range would result in an increase in adjusted EPS of between 17 and 25 percent over 2011. Also reflective of the MTF agreement, our sales forecast for 2012 has been increased to $780 - $790 million from $745 - $755 million.”

“For the first quarter of 2012, we anticipate sales will approximate $190 - $195 million and adjusted earnings per share are forecasted to be $0.42 - $0.47,” noted Mr. Corasanti.

CONMED News Release Continued	Page 3 of 14	February 15, 2012

The sales and earnings forecasts have been developed using January 2012 currency exchange rates and take into account the currency hedges entered into by the Company. CONMED estimates that 80% of the currency exposure is hedged for 2012 at the following average annual exchange rates: Euro - $1.41, CAD - $1.00, GPB - $1.60 and AUD - $1.00.

The adjusted estimates for the first quarter and full year 2012 exclude all of the manufacturing restructuring costs expected to be incurred in 2012 due to the relocation of manufacturing activities from the Santa Barbara, California site to the Company’s facilities in Chihuahua, Mexico and Largo, Florida. Marketing and R&D activities will remain in Santa Barbara, as previously disclosed.

Goodwill impairment

CONMED has significant intangible assets on its balance sheet as a result of its history of acquisitions. In accordance with generally accepted accounting principles, goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to at least annual impairment testing. It is our policy to perform our annual impairment testing in the fourth quarter. The identification and measurement of goodwill impairment involves the estimation of the fair value of our reporting units. Estimates of fair value are based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about expected future cash flows and other valuation techniques. As noted in our annual report on Form 10-K for 2010 with regard to impairment testing in 2010, the Patient Care division had the least amount of excess of fair value over carrying value of any of our reporting units in that year. Our calculations of impairment in the just completed fourth quarter of 2011 caused us to conclude that the fair value of future cash flows from the Patient Care division did not support the goodwill amounts of the division. Accordingly, we have recorded a non-cash, pre-tax, write-down of approximately $60.3 million ($38.0 million after-tax) specific to the Patient Care business unit. Accounting rules do not permit recording fair value increases, if any, to intangible assets of CONMED’s other operating segments, or even to other intangible assets of Patient Care. The charge is the total goodwill of this business unit, which arose from a number of acquisitions in the 1990’s. The write-off has no impact on CONMED’s cash flows.

Restructuring costs

During 2011, the Company continued the consolidation of certain administrative functions and the transfer of additional product lines to its Mexican manufacturing facility. Expenses associated with these activities, including severance and relocation costs, amounted to $0.9 million in the fourth quarter of 2011 and $4.3 million for the full year of 2011. These charges are included in the GAAP earnings per share set forth above and are excluded from the adjusted results. For 2012, the Company presently anticipates incurring restructuring costs of $3.0 - $4.0 million on the projects currently in process.

Convertible note amortization of debt discount

As previously disclosed, and in accordance with guidance issued by the Financial Accounting Standards Board, the Company is required to record non-cash interest expense related to its convertible notes to bring the effective interest rate to a level approximating that of a non-convertible note of similar size and tenor. Substantially all of the notes were redeemed in November 2011. Accordingly, the fourth quarter of 2011 is the last quarter of such additional interest expense. In the fourth quarter of 2011, CONMED recorded additional non-cash pre-tax interest charges of $0.6 million, compared to $1.1 million in the fourth quarter of 2010. For the years 2011 and 2010, such charges amounted to $3.9 million and $4.2 million, respectively. These charges are included in the GAAP earnings per share set forth above, and excluded from the non-GAAP amounts.

Use of non-GAAP financial measures

Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted net income and adjusted earnings per share measure the income of the Company excluding unusual credits or charges that are considered by management to be outside of the normal on-going operations of the Company. Management uses and presents adjusted net income and adjusted earnings per share because management believes that in order to properly understand the Company’s short and long-term financial trends, the impact of unusual items should be eliminated from on-going operating activities. These adjustments for unusual items are derived from facts and circumstances that vary in frequency and impact on the Company’s results of operations. Management uses adjusted net income and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONMED News Release Continued	Page 4 of 14	February 15, 2012

Conference call

The Company will webcast its fourth quarter 2011 conference call live over the Internet at 10:00 a.m. Eastern Time on Wednesday, February 15, 2012. This webcast can be accessed from CONMED’s web site at www.conmed.com. Replays of the call will be made available through February 24, 2012.

CONMED profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and patient monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company’s 3,400 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; (vii) increasing costs for raw material, transportation of litigation; (viii) the risk of a lack of allograft tissues due to reduced donations of such tissues or due to tissues not meeting the appropriate high standards for screening and/or processing of such tissues; and/or (ix) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 5 of 14	February 15, 2012

CONMED CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2011	2010	2011

Net sales	$184,077	$185,577	$713,723	$725,077

Cost of sales	90,086	88,224	343,453	346,676
Cost of sales, other - Note A	3,068	901	4,886	3,467

Gross profit	90,923	96,452	365,384	374,934

Selling and administrative	68,326	70,325	276,463	276,615
Research and development	8,130	7,152	29,652	28,651
Other expense – Note B	915	300	2,176	1,092
Impairment of goodwill – Note C	—	60,302	—	60,302

	77,371	138,079	308,291	366,660

Income (loss) from operations	13,552	(41,627)	57,093	8,274

Loss on early extinguishment
of debt	—	—	79	—

Amortization of debt discount	1,077	565	4,244	3,903

Interest expense	1,844	1,494	7,113	6,676

Income (loss) before income taxes	10,631	(43,686)	45,657	(2,305)

Provision (benefit) for income taxes	3,668	(18,552)	15,311	(3,057)

Net income (loss)	$6,963	$(25,134)	$30,346	$752

Per share data:

Net Income (loss)
Basic	$0.25	$(0.90)	$1.06	$0.03
Diluted	0.24	(0.90)	1.05	0.03

Weighted average common shares
Basic	28,176	27,933	28,715	28,246
Diluted	28,423	27,933	28,911	28,633

Note A –Included in cost of sales, other in the three and twelve months ended December 31, 2010 is $0.6 million and $2.4 million, respectively, primarily related to the moving of additional product lines to the manufacturing facility in Chihuahua, Mexico. Also included in cost of sales, other in the three and twelve months ended December 31, 2010 is $2.5 million related to the termination of a product offering related to our CONMED Linvatec division. Included in cost of sales, other in the three and twelve months ended December 31, 2011 is $0.9 million and $3.5 million, respectively, primarily related to the moving of additional product lines to the manufacturing facility in Chihuahua, Mexico.

CONMED News Release Continued	Page 6 of 14	February 15, 2012

Note B –Included in other expense in the three and twelve months ended December 31, 2010, is $0.2 million and $1.5 million, respectively, related to the consolidation of various administrative functions in our CONMED Linvatec division. Also included in other expense in the three and twelve months ended December 31, 2010 is $0.7 million related to a lease impairment due to the consolidation of the administrative functions of our Endoscopic Technologies division. Included in other expense in the three and twelve months ended December 31, 2011 is $0.3 million related to the purchase of the Company’s former distributor for the Nordic region of Europe. Also, included in other expense in the twelve months ended December 31, 2011 is $0.8 million related to consolidating certain administrative functions at our Utica, New York facility.

Note C - Impairment of goodwill is a non-cash charge related to the Patient Care business unit resulting from the Company’s yearly evaluation of intangible asset values in accordance with ASC 350.

CONMED News Release Continued	Page 7 of 14	February 15, 2012

CONMED CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

ASSETS

	December 31,
	2010	2011
Current assets:
Cash and cash equivalents	$12,417	$26,048
Accounts receivable, net	145,350	135,641
Inventories	172,796	168,438
Deferred income taxes	8,476	10,283
Other current assets	11,153	16,314
Total current assets	350,192	356,724

Property, plant and equipment, net	140,895	139,187
Deferred income taxes	2,009	2,389
Goodwill, net	295,068	234,815
Other intangible assets, net	190,091	195,531
Other assets	7,518	6,948
Total assets	$985,773	$935,594

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$110,433	$54,557
Other current liabilities	69,433	76,627
Total current liabilities	179,866	131,184

Long-term debt	85,182	88,952
Deferred income taxes	106,046	92,785
Other long-term liabilities	28,116	49,602
Total liabilities	399,210	362,523

Shareholders' equity:
Capital accounts	248,404	244,980
Retained earnings	354,020	354,439
Accumulated other comprehensive loss	(15,861)	(26,348)
Total equity	586,563	573,071

Total liabilities and shareholders' equity	$985,773	$935,594

CONMED News Release Continued	Page 8 of 14	February 15, 2012

CONMED CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve months ended
	December 31,
	2010	2011
Cash flows from operating activities:
Net income	$30,346	$752
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	41,807	42,687
Stock-based compensation expense	4,223	5,240
Deferred income taxes	13,158	(13,098)
Impairment of goodwill	—	60,302
Loss on early extinguishment of debt	79	—
Sale of accounts receivable to (collections on behalf of) purchaser (accounting change in 2010)	(29,000)	—
Increase (decrease) in cash flows from changes in assets and liabilities:
Accounts receivable	9,342	8,464
Inventories	(20,317)	(7,850)
Accounts payable	(4,645)	2,649
Income taxes	(950)	4,672
Accrued compensation and benefits	2,516	1,673
Other assets	332	(4,243)
Other liabilities	(8,648)	1,745
Net cash provided by operating activities	38,243	102,993

Cash flows from investing activities:
Purchases of property, plant, and equipment, net	(14,732)	(17,552)
Payments related to intangible assets and business acquisitions	(5,289)	(4,191)
Net cash used in investing activities	(20,021)	(21,743)

Cash flows from financing activities:
Payments on debt	(5,107)	(114,010)
Proceeds of debt	12,000	58,000
Net proceeds from common stock issued under employee plans	2,452	6,117
Payments related to issuance of debt	(2,525)	—
Repurchase of common stock	(22,977)	(15,021)
Other, net	551	(1,785)
Net cash used in financing activities	(15,606)	(66,699)

Effect of exchange rate change
on cash and cash equivalents	(297)	(920)

Net increase in cash and cash equivalents	2,319	13,631

Cash and cash equivalents at beginning of period	10,098	12,417

Cash and cash equivalents at end of period	$12,417	$26,048

CONMED News Release Continued	Page 9 of 14	February 15, 2012

CONMED CORPORATION

RECONCILIATION OF REPORTED NET INCOME TO NON-GAAP NET INCOME

BEFORE UNUSUAL ITEMS AND AMORTIZATION OF DEBT DISCOUNT

(In thousands except per share amounts)

(unaudited)

	Three months ended
	December 31,
	2010	2011

Reported net income (loss)	$6,963	$(25,134)

New plant / facility consolidation costs included in cost of sales	579	901

Termination of a product offering	2,489	—

Total cost of sales, other	3,068	901

Administration consolidation costs included in other expense	915	—

Costs associated with purchase of Nordic region distributor	—	300

Total other expense	915	300

Impairment of goodwill	—	60,302

Amortization of debt discount	1,077	565

Total unusual expense before income taxes	5,060	62,068

Provision (benefit) for income taxes on unusual expense	(1,832)	(24,073)

Net income before unusual items and amortization of debt discount	$10,191	$12,861

Per share data:

Reported net income (loss)
Basic	$0.25	$(0.90)
Diluted	0.24	(0.90)

Net income before unusual items and amortization of debt discount
Basic	$0.36	$0.46
Diluted	0.36	0.46

Management has provided the above reconciliation of net income before unusual items and amortization of debt discount as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance as discussed in the section “Use of Non-GAAP Financial Measures” above. We have included the amortization of debt discount in our analysis in order to facilitate comparison with the non-GAAP earnings guidance provided in the “Outlook” section of this and previous releases which exclude such expense.

CONMED News Release Continued	Page 10 of 14	February 15, 2012

CONMED CORPORATION

RECONCILIATION OF REPORTED NET INCOME TO NON-GAAP NET INCOME

BEFORE UNUSUAL ITEMS AND AMORTIZATION OF DEBT DISCOUNT

(In thousands except per share amounts)

(unaudited)

	Twelve months ended
	December, 31,
	2010	2011

Reported net income	$30,346	$752

New plant / facility consolidation costs included in cost of sales	2,397	3,467

Termination of a product offering	2,489	—

Total cost of sales, other	4,886	3,467

Administration consolidation costs included in other expense	2,176	792

Costs associated with purchase of Nordic region distributor	—	300

Total other expense	2,176	1,092

Impairment of goodwill	—	60,302

Loss on early extinguishment of debt	79	—

Amortization of debt discount	4,244	3,903

Total unusual expense before income taxes	11,385	68,764

Provision (benefit) for income taxes on unusual expense	(4,139)	(26,515)

Net income before unusual items and amortization of debt discount	$37,592	$43,001

Per share data:
Reported net income
Basic	$1.06	$0.03
Diluted	1.05	0.03

Net income before unusual items and amortization of debt discount
Basic	$1.31	$1.52
Diluted	1.30	1.50

Management has provided the above reconciliation of net income before unusual items and amortization of debt discount as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance as discussed in the section “Use of Non-GAAP Financial Measures” above. We have included the amortization of debt discount in our analysis in order to facilitate comparison with the non-GAAP earnings guidance provided in the “Outlook” section of this and previous releases which exclude such expense.

CONMED News Release Continued	Page 11 of 14	February 15, 2012

CONMED CORPORATION

IMPACT TO STATEMENT OF CASH FLOWS RELATED TO ACCOUNTING

CHANGE APPLIED PROSPECTIVELY

Twelve months Ended December 31, 2010 and 2011

(in thousands)

(unaudited)

	2010	2011

Reported cash flows from operating activities	$38,243	$102,993

Sale of accounts receivable to (collections on behalf of) purchaser
accounting change and termination of facility	29,000	—

Adjusted cash flows from operating activities	$67,243	$102,993

CONMED CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2011	2010	2011

Reported income from operations	$13,552	$(41,627)	$57,093	$8,274

New plant/facility consolidation
costs included in cost of sales	579	901	2,397	3,467

Termination of a product offering
included in cost of sales	2,489	—	2,489	—

Impairment of goodwill	—	60,302	—	60,302

Purchase of Nordic region distributor
costs included in other expense	—	300	—	300

Administrative consolidation
costs included in other expense	915	—	2,176	792

Adjusted income from operations	$17,535	$19,876	$64,155	$73,135

Operating margin
Reported (GAAP)	7.4%	-22.4%	8.0%	1.1%

Adjusted (non-GAAP)	9.5%	10.7%	9.0%	10.1%

Management has provided the above reconciliations as additional measures that investors can use to compare financial results between reporting periods. Management believes these reconciliations provide a useful presentation of financial measures as discussed in the section “Use of non-GAAP financial measures” above.

CONMED News Release Continued	Page 12 of 14	February 15, 2012

CONMED CORPORATION

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(in thousands)

(unaudited)

	Twelve months ended
	December 31,

	2010	2011

Reported cash flows from operating activities	$38,243	$102,993

Sale of accounts receivable to (collections on behalf of) purchaser
accounting change and termination of facility	29,000	—

Purchases of property, plant, and equipment	(14,732)	(17,552)

Free cash flows	$52,511	$85,441

Management has provided the above reconciliation as an additional measure that investors can use to compare financial results between reporting periods. Management believes this reconciliation provides a useful presentation of financial measures as discussed in the section “Use of non-GAAP financial measures” above.

CONMED News Release Continued	Page 13 of 14	February 15, 2012

CONMED CORPORATION

Fourth Quarter Sales Summary

	Three Months Ended December 31,

				Constant
				Currency
	2010	2011	Growth	Growth
	(in millions)
Arthroscopy
Single-use	$54.1	$57.3	5.9%	5.7%
Capital	19.0	17.1	-10.0%	-10.0%
	73.1	74.4	1.8%	1.6%

Powered Surgical Instruments
Single-use	20.0	19.7	-1.5%	-2.0%
Capital	16.9	17.1	1.2%	1.2%
	36.9	36.8	-0.3%	-0.5%

Electrosurgery
Single-use	18.3	19.2	4.9%	4.9%
Capital	8.1	6.5	-19.8%	-19.8%
	26.4	25.7	-2.7%	-2.7%

Endoscopic Technologies
Single-use	12.3	12.6	2.4%	3.3%
Endosurgery
Single-use and reposable	18.0	19.0	5.6%	5.0%
Patient Care
Single-use	17.4	17.1	-1.7%	-1.7%

Total
Single-use and reposable	140.1	144.9	3.4%	3.3%
Capital	44.0	40.7	-7.5%	-7.5%
	$184.1	$185.6	0.8%	0.7%

CONMED News Release Continued	Page 14 of 14	February 15, 2012

CONMED CORPORATION

Year Sales Summary

	Year Ended December 31,

				Constant
				Currency
	2010	2011	Growth	Growth
	(in millions)
Arthroscopy
Single-use	$213.2	$226.9	6.4%	5.1%
Capital	75.2	63.0	-16.2%	-17.0%
	288.4	289.9	0.5%	-0.7%

Powered Surgical Instruments
Single-use	77.9	78.5	0.8%	-0.9%
Capital	64.4	69.4	7.8%	6.9%
	142.3	147.9	3.9%	2.6%

Electrosurgery
Single-use	71.6	71.1	-0.7%	-1.3%
Capital	25.6	27.5	7.4%	7.5%
	97.2	98.6	1.4%	1.0%

Endoscopic Technologies
Single-use	48.5	49.3	1.6%	1.2%
Endosurgery
Single-use and reposable	69.0	73.7	6.8%	6.4%
Patient Care
Single-use	68.3	65.7	-3.8%	-4.1%

Total
Single-use and reposable	548.5	565.2	3.0%	2.1%
Capital	165.2	159.9	-3.2%	-3.9%
	$713.7	$725.1	1.6%	0.7%